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                                  EXHIBIT 5



                                June 10, 1997



Ribozyme Pharmaceuticals, Inc.
2950 Wilderness Place
Boulder, Colorado  80301

Ladies and Gentlemen:

        You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") which is expected to be filed by Ribozyme Pharmaceuticals, Inc. (the "Company") on or about June 11, 1997, with respect to the offer and sale of 650,000 additional shares of the Company's common stock, $.01 par value ("Company Stock"), issuable under the Ribozyme Pharmaceuticals, Inc. 401(k) Salary Reduction Plan and Trust and the 1996 Stock Option Plan (the "Plans") as described in the Registration Statement.

        We have examined such records and documents and have made such investigations of law as we have deemed necessary under the circumstances. Based on that examination and investigation, it is our opinion that the shares of Company Stock referred to above will be, when sold in accordance with the Plans and in the manner described in the Registration Statement, validly issued, fully paid and non-assessable.

                                     Sincerely yours,

                                     ROTHGERBER, APPEL, POWERS & JOHNSON LLP


                                     /s/ Rothgerber, Appel, Powers & Johnson LLP
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